Exhibit 99.1

CorMedix Inc. ANNOUNCES RESUBMISSION Of New drug application for defencath

Berkeley Heights, NJ – May 16, 2023 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening diseases and conditions, today announced that the New Drug Application for DefenCath was resubmitted to the U.S. Food and Drug Administration, and the submission has been acknowledged as received for processing.

Joe Todisco, CorMedix CEO, commented, “we are excited to share that yesterday after the conclusion of our earnings call, the DefenCath NDA was resubmitted to FDA. The resubmission reflects the hard work of the CorMedix regulatory and technical teams and our strategic partners. We look forward to providing additional updates as we progress toward potential approval in 2023 and aim to deliver on our commitment to reducing the risk of infections in patients receiving hemodialysis via central venous catheters.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on developing its lead product DefenCath™, a novel, non-antibiotic antimicrobial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a second Complete Response Letter from the FDA last August related to deficiencies at both its primary contract manufacturer and its supplier of heparin API. The Company conducted a Type A meeting with FDA in April of 2023 and received guidance to support resubmission of the NDA for DefenCath. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations, and the Company is working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, including, but not limited to, statements regarding the ability of the Company’s DefenCath NDA resubmission to be classified as Class 2 and the timing of review, CorMedix’s future financial position, financing plans, future revenues, projected costs and the sufficiency of our cash and short-term investments to fund our operations should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the resources needed to secure approval of the NDA for DefenCath from the FDA; the risks and uncertainties of the relationships with the additional CMO and supplier of heparin; the ability to submit a supplement to CorMedix’s NDA; the ability to secure final FDA approval prior to July 1, 2024; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576